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                                                                    EXHIBIT 99.1

NEWS RELEASE                                                     [GALILEO LOGO]

FOR MORE INFORMATION:
Gretchen Cavin                 Andrea Steffy                Tammy Bobbitt
Corporate Relations            Corporate Relations          Investor Relations
+847 518 4925                  +847 518 4973                +847 518 4771
gretchen.cavin@galileo.com     andrea.steffy@galileo.com    tbobbitt@galileo.com


     GALILEO INTERNATIONAL STOCKHOLDERS APPROVE PROPOSED MERGER WITH CENDANT

ROSEMONT, ILL. - AUGUST 30, 2001 - GALILEO INTERNATIONAL, INC. (NYSE: GLC) today announced that its stockholders have approved its proposed merger with Cendant Corporation (NYSE: CD).
(Photo: http://www.newscom.com/cgi-bin/prnh/20000208/GALILEO)

At the Galileo special meeting of stockholders held today in Rosemont, Ill., the company announced that 64,263,634 shares of Galileo common stock were voted in favor of adoption of the merger agreement and 42,226 shares were voted against the adoption of the merger agreement. The shares voted in favor represent approximately 99 percent of the shares voted at the meeting and approximately 73 percent of the outstanding shares of Galileo common stock. In order to be adopted, the merger agreement required the approval of at least a majority of the total number of outstanding shares of Galileo common stock on the record date of July 23, 2001. Completion of the merger, which is expected to occur in September of 2001, remains subject to regulatory approvals outside the United States and other customary closing conditions.

Galileo is a diversified, global technology leader. Its core business is providing electronic global distribution services for the travel industry through is computerized reservation systems, leading-edge products and innovative Internet-based solutions. Galileo is a value-added distributor of travel inventory dedicated to supporting its travel agency and corporate customers and, through them, expanding traveler choice. Among Galileo's subsidiaries are TRIP.com, an award-winning online travel service and technology provider; and Quantitude, which delivers advanced telecommunications services and enterprise networking solutions. Galileo also offers secure, flexible and cost-effective managed hosting services. Headquartered in Rosemont, Illinois, USA, Galileo has offices worldwide and operates a state-of-the-art data center in Greenwood Village, Colorado, USA. Visit www.galileo.com.


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This release contains forward-looking statements that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the proposed transaction described in this release are based on management's current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the inability to obtain, or meet conditions imposed for, governmental approvals for the merger.


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